Exhibit 23.1

The Board of Directors,
Arrow Cars International Inc.


Gentlemen:

This letter will authorize you to include the audit of Arrow Cars International Inc. dated May 10, 2013, for the two years ended December 31, 2012 and December 31, 2011, and also the interim reviewed financial statements for the periods ended March 31, 2012 and March 31, 2013, in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission. We also consent to your reference to Labrozzi & Co., PA as experts in accounting and auditing.

Yours truly,


/s/ Labrozzi & Co., PA
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Labrozzi & Co., PA
July 1, 2013